Exhibit 10.7

FORM OF

CONTINGENT VALUE RIGHTS AGREEMENT

BETWEEN

MEREO BIOPHARMA GROUP PLC

and

COMPUTERSHARE INC.

Dated as of [                ]

-i-

TABLE OF CONTENTS

(continued)

Schedules:

Schedule A	NAVI Team Members
Schedule B	TIGIT Budget
Schedule C	NAVI Budget

-ii-

FORM OF

CONTINGENT VALUE RIGHTS AGREEMENT1

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•] (this “Agreement”), is entered into by and among Mereo BioPharma Group plc, a public limited company incorporated under the laws of England and Wales (“Milan”), and Computershare Inc., a Delaware corporation, as initial Rights Agent (as defined herein).

PREAMBLE

WHEREAS, Milan, Mereo US Holdings Inc., a Delaware corporation and direct wholly-owned subsidiary of Milan, and Mereo MergerCo One Inc., a Delaware corporation and indirect wholly-owned subsidiary of Milan (“Merger Sub”), and OncoMed Pharmaceuticals, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger and Reorganization, dated as of December 5, 2018 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned indirect subsidiary of Milan (the “Surviving Corporation”);

WHEREAS, pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, Milan has agreed to provide to Holders (as defined herein) contingent value rights as hereinafter described;

WHEREAS, the parties have done all things necessary to make the contingent value rights, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of Milan and to make this Agreement a valid and binding agreement of Milan, in accordance with its terms; and

NOW, THEREFORE, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the proportionate benefit of all Holders, as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions.

Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Merger Agreement. The following terms have the meanings ascribed to them as follows:

“AIM” means the Alternative Investment Market operated by the London Stock Exchange.

[1]

NTD: TIGIT Milestone and all TIGIT-related definitions, payment mechanics, covenants and other operative sections and all references to any of the foregoing to be deleted if the TIGIT Cash Payment is received by the Company prior to the Effective Time.

“Assignee” has the meaning set forth in Section 7.5

“Cash Consideration Cap” means $79,700,000.

“Celgene” means Celgene Co. and Celgene Corp., and each of their respective successors or assignees.

“Celgene Collaboration Agreement” means that Master Research and Collaboration Agreement by and among Celgene Co., Celgene Corp. and the Company dated December 2, 2013.

“Celgene Co.” means Celgene Alpine Investment Company II, LLC, a Delaware limited liability company.

“Celgene Corp.” means Celgene Corporation, a Delaware corporation.

“Celgene Option” means that exclusive option granted by the Company to Celgene with respect to the TIGIT Program pursuant to Section 3.1.1(c) of the Celgene Collaboration Agreement.

“CVR” means a contingent contractual right of Holders to receive the Milestone Payments, pursuant to the Merger Agreement and this Agreement.

“CVR Register” has the meaning set forth in Section 2.3(b).

“Diligent Efforts” means carrying out those obligations and tasks that comprise a level of effort and expenditure of resources that is consistent with commercially reasonable practices normally and typically devoted by a company within the bio-pharmaceutical industry of comparable size and resources to a product or product candidate at a similar stage in its development or product life, as applicable, taking into account, without limitation, issues of safety and efficacy, market potential, anticipated pricing and reimbursement rates, costs, labeling, pricing reimbursement, the competitiveness of alternative products, the patent and other proprietary position of the product, and the likelihood of regulatory approval given the regulatory structure involved. “Diligent Efforts” shall not include, and Milan shall have no obligation or liability to, (i) fund or otherwise support or incur any cost or expense relating to the NAVI Product or the TIGIT Program (except, in each case, in respect of clinical trials commenced prior to the date hereof) in excess of the commitments provided for in the budget set forth on Schedule B and Schedule C hereto, as applicable, (ii) enroll any additional subjects in any currently ongoing trial of the NAVI Product and the TIGIT Program or (iii) commit to any additional development activities of the NAVI Product or the TIGIT Program not provided for in such applicable budget. For the avoidance of doubt, a failure to achieve the TIGIT Milestone or the NAVI Milestone in and of itself may be consistent with Diligent Efforts.

“DLL4” means delta-like ligand 4.

“First NAVI Period” means the period commencing on the date of this Agreement and ending at 11:59 p.m., New York City time, on [[•], 2020].2

“Holder” means, at the relevant time, a Person in whose name CVRs are registered in the CVR Register.

“London Stock Exchange” means London Stock Exchange plc.

“Loss” has the meaning set forth in Section 3.2(g).

“Majority of Holders” means, at any time, the registered Holder or Holders of more than 50% of the total number of CVRs registered at such time, as set forth on the CVR Register.

“Milestone Non-Achievement Certificate” has the meaning set forth in Section 2.4(c).

“Milestone Payments” means (i) the TIGIT Milestone Payment and (ii) the NAVI Milestone Payments.

“Milestone Payment Date” means, in respect of any Milestone, the date that is thirty (30) Business Days following the achievement of such Milestone.

“Milestone Period” means the TIGIT Milestone Period or the NAVI Milestone Period, as applicable.

“Milestones” means each of the TIGIT Milestone and the NAVI Milestones.

“NAVI Agreement” means the NAVI Investment Agreement or the NAVI Partnership Agreement, as applicable.

“NAVI Cash Payment” means a NAVI Partnership Receipt or a NAVI Investment Receipt.

“NAVI Investment Agreement” means a definitive investment agreement, stock sale agreement, or similar agreement duly approved by the Milan Board in accordance with Section 4.3(a) and entered into by Milan or one of its Subsidiaries (including NAVI Sub) and a third party within the First NAVI Period and pursuant to which (i) a third party acquires an ownership interest in NAVI Sub of up to eighty-point-five percent (80.5%), provided that, following the entry into such NAVI Investment Agreement, Milan or one or more of its Subsidiaries (other than NAVI Sub) retains, in the aggregate, a minimum of nineteen-point-five percent (19.5%) of the issued and outstanding equity interests of NAVI Sub on a fully-diluted basis, and (ii) Milan or one or more of its Subsidiaries (other than NAVI Sub) are or may be entitled to receive one or more NAVI Cash Payments.

“NAVI Investment CVR Allocation” means 0.70.

[2]	NTD: To be the date that is eighteen (18) months after the Closing Date.

“NAVI Investment Receipt” means each cash milestone payment payable to Milan or one or more of its Subsidiaries (other than NAVI Sub) pursuant to a NAVI Investment Agreement (or any agreement contemplated by such NAVI Investment Agreement), except for any (i) royalty or similar sales-based payment that is measured, in whole or in part, by reference to the quantity of NAVI Product that is produced or sold or the revenues (or a formula that makes reference to such revenues) derived therefrom and (ii) for the avoidance of doubt only, any fees for service, research and development funding, reimbursement of intellectual property filing, prosecution, litigation and maintenance-related expenses or reimbursement of manufacturing expenses received from a counterparty pursuant to a NAVI Investment Agreement.

“NAVI Milestone” will be deemed to occur upon the actual receipt during the Second NAVI Period by Milan or one or more of its Subsidiaries (other than NAVI Sub) of a NAVI Cash Payment.

“NAVI Milestone Achievement Certificate” has the meaning set forth in Section 2.4(b).

“NAVI Milestone Payment” means, with respect to any NAVI Milestone, a cash payment in an aggregate principal amount equal to the product determined by multiplying (i)(A) in the case of a NAVI Investment Receipt, the NAVI Investment CVR Allocation, or (B) in the case of a NAVI Partnership Receipt, the NAVI Partnership CVR Allocation, by (ii) the relevant NAVI Cash Payment actually received by Milan or one or more of its Subsidiaries (other than NAVI Sub), net of (A) any Tax (including any applicable value added or sales taxes and including any Tax which would be payable but for the utilization of a relief), (B) 50% of any expenditure by Milan or its Subsidiaries pursuant to the budget set forth on Schedule C, and (C) any other reasonable cost or expense attributable to the receipt of such payment (which, for the avoidance of doubt, shall include (x) any costs, reasonable out-of-pocket fees, expenses or charges incurred by Milan or its Subsidiaries in excess of the commitments provided for in the budget set forth on Schedule C, (y) any costs, reasonable out-of-pocket fees, expenses or charges incurred by Milan or its Subsidiaries under the relevant NAVI Agreement, and (z) any costs, reasonable out-of-pocket fees, expenses or charges incurred by Milan or its Subsidiaries, or for which Milan or one or more of its Subsidiaries is responsible, in connection with the preparation, negotiation and execution of the relevant NAVI Agreement, in each case to the extent such costs, out-of-pocket fees, expenses or charges have not been previously accounted for in the calculation of a prior NAVI Milestone Payment).

“NAVI Milestone Period” means the First NAVI Period, provided that, if a NAVI Agreement is entered into by Milan or one of its Subsidiaries and a third party within the First NAVI Period in accordance with the provisions of Section 4.2(b), then the NAVI Milestone Period shall mean the Second NAVI Period.

“NAVI Partnership Agreement” means a definitive partnership agreement, collaboration agreement, joint venture agreement, profit sharing agreement, license or sublicense agreement, asset sale agreement, stock sale agreement, or similar agreement duly approved by the Milan Board in accordance with Section 4.3(a) and entered into by Milan or one of its Subsidiaries (including NAVI Sub) and a third party within the First NAVI Period and pursuant to which (i) the right to develop, manufacture or commercialize the NAVI Product is granted, licensed, assigned, sold, transferred or otherwise conveyed (including by operation of law but excluding any NAVI Investment Agreement) to a third party, and (ii) Milan or one or more of its Subsidiaries (other than NAVI Sub) are or may be entitled to receive one or more NAVI Cash Payments from such third party.

“NAVI Partnership CVR Allocation” means 0.70.

“NAVI Partnership Receipt” means each cash milestone payment payable to Milan or one or more of its Subsidiaries pursuant to a NAVI Partnership Agreement (or any agreement contemplated by such NAVI Partnership Agreement), except for any (i) royalty or similar sales-based payment that is measured, in whole or in part, by reference to the quantity of NAVI Product that is produced or sold or the revenues (or a formula that makes reference to such revenues) derived therefrom and (ii) for the avoidance of doubt only, any fees for service, research and development funding, reimbursement of intellectual property filing, prosecution, litigation and maintenance-related expenses or reimbursement of manufacturing expenses received from a counterparty pursuant to a NAVI Partnership Agreement.

“NAVI Product” means any product that constitutes, incorporates, comprises, or contains one or more molecules that incorporate, comprise or consist of one or more immunoglobulin domains, or fragment(s) thereof, that specifically bind(s) to DLL4 and VEGF, whether or not as the sole active ingredient, and in all forms, presentations, and formulations (including manner of delivery and dosage).

“NAVI Sub” means [•], a Delaware corporation and wholly-owned subsidiary of the Surviving Corporation that holds all of Milan’s indirect right, title and interest in and to the NAVI Product.

“Notice” has the meaning set forth in Section 7.1.

“Officer’s Certificate” means a certificate signed by the chief executive officer and the chief financial officer of Milan, in their respective official capacities.

“Permitted Transfer” means a Transfer of one or more CVRs (i) upon death by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) if the Holder is a partnership, a distribution from the transferring partnership to its partners or former partners in accordance with their partnership interests; (vi) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as permitted by The Depository Trust Company (“DTC”); (vii) to Milan or its Affiliates; or (viii) as provided in Section 2.6.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have been appointed pursuant to Article 3 of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Second NAVI Period” means the period commencing on the date of this Agreement and ending at 11:59 p.m., New York City time, on [[•], 2024].3

“TIGIT Cash Payment” means the cash payment payable by Celgene to the Company, or to Milan or any of its Subsidiaries on or after the Closing Date, on the exercise of the Celgene Option.

“TIGIT Milestone” will be deemed to occur upon the occurrence of both (i) the exercise of the Celgene Option and (ii) actual receipt by Milan or one or more of its Subsidiaries (or their respective successors or assigns) of the TIGIT Cash Payment.

“TIGIT Milestone Achievement Certificate” has the meaning set forth in Section 2.4(a).

“TIGIT Milestone Payment” means, subject to Section 2.7 and Section 2.8, a number of Milan Depositary Shares equal to the TIGIT Ratio.

“TIGIT Milestone Period” means the period commencing on the date of this Agreement and ending at 11:59 p.m., New York City time, on December 31, 2019.

“TIGIT” means that Hippo Umbrella Target (as defined in the Celgene Collaboration Agreement) known as TIGIT and designated as a target by Celgene effective December 22, 2015.

“TIGIT Program” means the Hippo Designated Program (as defined in the Celgene Collaboration Agreement) with TIGIT as the designated target.

“TIGIT Ratio” means the quotient obtained by dividing (a) the TIGIT Cash Payment actually received by Milan or one or more of its Subsidiaries, net of any Tax (including any applicable value added or sales taxes and including any Tax which would be payable but for the utilization of a relief), and reasonable cost or expense attributable to the receipt of such payment (which, for the avoidance of doubt, shall include any costs, reasonable out-of-pocket fees, expenses or charges incurred, directly or indirectly, by Milan or its Subsidiaries in excess of the commitments provided for in the budget set forth on Schedule B) by (b) the volume-weighted average price per Milan Depositary Share on the principal trading market on which such Milan Depositary Shares are then listed or quoted as reported by Bloomberg L.P. over the ten (10) trading days (based on a trading day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time) on each day on which such principal trading market is open for trading) immediately following the date of the announcement by Milan of the TIGIT Milestone (which in any event shall be within five (5) Business Days of receipt by Milan of the TIGIT Cash Payment).

“Transfer” means transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise), the offer to make such a transfer or other disposition, and each Contract, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

[3]	NTD: To be the date that is five (5) years from the Closing Date.

“VEGF” means vascular endothelial growth factor.

ARTICLE 2

CONTINGENT VALUE RIGHTS

Section 2.1 Holders of CVRs; Appointment of Rights Agent.

(a) As provided in the Merger Agreement, effective as of the Closing, each Holder will be entitled to one CVR for each Share that is validly accepted for payment, and paid for, pursuant to Section 1.8(c) of the Merger Agreement.

(b) Milan hereby appoints the Rights Agent to act as rights agent for Milan in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 2.2 Non-transferable.

A Holder may not at any time Transfer CVRs, other than pursuant to a Permitted Transfer. Any attempted Transfer that is not a Permitted Transfer, in whole or in part, will be void ab initio and of no effect.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) Holders’ rights and obligations in respect of CVRs derive solely from this Agreement; CVRs will not be evidenced by a certificate or other instrument.

(b) The Rights Agent will maintain an up-to-date register (the “CVR Register”) for the purposes of (i) identifying the Holders of CVRs, (ii) determining Holders’ entitlement to CVRs and (iii) registering the CVRs and Permitted Transfers thereof. The CVR Register will initially show one position for the Rights Agent representing all of the CVRs provided to the holders of shares of Company Common Stock held immediately prior to Closing. Neither Milan nor its Subsidiaries will have any responsibility or liability whatsoever to any person other than the Holders.

(c) Subject to the restriction on transferability set forth in Section 2.2, every request made to Transfer CVRs must be in writing and accompanied by a written instrument of Transfer, together with the signature guarantee of a guarantor institution which is a participant in a signature guarantee program approved by the Securities Transfer Association (a “signature guarantee”) and other requested documentation in a form reasonably satisfactory to the Rights Agent, duly executed and properly completed, as applicable, by the Holder or Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the Transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination in accordance with its own internal procedures, that the Transfer instrument is in proper form and the Transfer, is a Permitted Transfer and otherwise complies on its face with the other terms and conditions of this Agreement, register the Transfer of the applicable CVRs in the CVR Register. All Transfers of CVRs registered in the CVR Register will be the valid obligations of Milan, evidencing the same right, and entitling the transferee to the same benefits and rights under this Agreement, as those held by the transferor. Milan and the Rights Agent may each require payment of a sum sufficient to cover any stamp or other transfer tax or governmental charge that is imposed in connection with (and would not have been imposed but for) any such registration of transfer. No transfer of CVRs shall be valid until registered in the CVR Register and any transfer not duly registered in the CVR Register shall be void.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. Such written request must be duly executed by such Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedures.

(a) If the TIGIT Milestone occurs at any time prior to the expiration of the TIGIT Milestone Period, then, on or prior to the Milestone Payment Date relating thereto, (i) Milan, or a Person nominated by Milan (with written notice thereof from Milan to the Rights Agent), as the case may be, will (A) deliver to the Rights Agent, a certificate (the “TIGIT Milestone Achievement Certificate”) certifying the date of satisfaction of the TIGIT Milestone and that the Holders are entitled to receive the TIGIT Milestone Payment, (B) allot and issue to the Depositary, or as the Depositary directs, the Milan Ordinary Shares underlying the Milan Depositary Shares comprising the TIGIT Milestone Payment, (C) deliver to the Depositary, for the benefit of the Holders, evidence of book-entry shares representing Milan Ordinary Shares underlying the Milan Depositary Shares comprising the TIGIT Milestone Payment and (D) take all steps necessary to ensure that the Milan Ordinary Shares underlying the Milan Depositary Shares comprising the TIGIT Milestone Payment are admitted to trading on AIM and (ii) Milan shall procure that the Depositary shall promptly (and in any event, within ten (10) Business Days) issue and deliver to the Holders, by first-class postage prepaid mail, to the address of each Holder set forth in the CVR Register at such time or by other method of delivery as specified by the applicable Holder in writing to the Rights Agent, the number of whole Milan Depositary Shares equal to the product determined by multiplying (A) the quotient determined by dividing (x) the TIGIT Milestone Payment by (y) the total number of CVRs registered in the CVR Register at such time, by (B) the number of CVRs registered to such Holder in the CVR Register at such time. For the avoidance of doubt, each of the requirements of the TIGIT Milestone must be fully satisfied for the TIGIT Milestone to be considered to be attained, and (i) Milan shall have no further liability in respect of the TIGIT Milestone Payment upon delivery of the Milan Depositary Shares in accordance with this Section 2.4(a) and the satisfaction of each of Milan’s obligations set forth in this Section 2.4(a) and (ii) the Holders will not be entitled to, and Milan will not be liable for, any TIGIT Milestone Payment in the event of any partial satisfaction of the TIGIT Milestone.

(b) If a NAVI Milestone occurs at any time prior to the expiration of the Second NAVI Period and on each such occurrence, then, on or prior to the Milestone Payment Date relating thereto, Milan, or a Person nominated by Milan (with written notice thereof from Milan to the Rights Agent), as the case may be, will deliver to the Rights Agent (i) a certificate (each such certificate, a “NAVI Milestone Achievement Certificate”) certifying the date of satisfaction of the applicable NAVI Milestone and that the Holders are entitled to receive a NAVI Milestone Payment, and (ii) the applicable NAVI Milestone Payment, by wire transfer of immediately available funds to an account designated by the Rights Agent. Upon receipt of the wire transfer referred to in the foregoing sentence, the Rights Agent will promptly (and in any event, within ten (10) Business Days) pay, by check mailed, first-class postage prepaid, to the address of each Holder set forth in the CVR Register at such time or by other method of delivery as specified by the applicable Holder in writing to the Rights Agent, an amount in cash equal to the product determined by multiplying (A) the quotient determined by dividing (x) the applicable NAVI Milestone Payment by (y) the total number of CVRs registered in the CVR Register at such time, by (B) the number of CVRs registered to such Holder in the CVR Register at such time. For the avoidance of doubt, each of the requirements of each NAVI Milestone must be fully satisfied for such NAVI Milestone to be considered to be attained, and (i) Milan shall have no further liability in respect of the NAVI Milestone Payment upon delivery of the relevant funds in accordance with this Section 2.4(b) and (ii) the Holders will not be entitled to, and Milan will not be liable for, any NAVI Milestone Payment in the event of any partial satisfaction of the requirements relating to such NAVI Milestone.

(c) If a Milestone is not attained at any time prior to the expiration of the applicable Milestone Period then, on or before the date that is ten (10) Business Days after the end of such Milestone Period, Milan will deliver to the Rights Agent an Officer’s Certificate (the “Milestone Non-Achievement Certificate”) certifying that the applicable Milestone has not occurred and that Milan has complied in all material respects with its obligations under this Agreement. The Rights Agent will promptly (and in any event, within ten (10) Business Days after receipt) deliver a copy of such Milestone Non-Achievement Certificate to the Holders. The Rights Agent will deliver to Milan a certificate certifying the date of delivery of such certificate to the Holders.

(d) If the Rights Agent does not receive from the Majority of Holders a written objection to a Milestone Non-Achievement Certificate within thirty (30) Business Days after the date of delivery of such Milestone Non-Achievement Certificate by the Rights Agent to the Holders, the Holders will be deemed to have accepted such Milestone Non-Achievement Certificate, and Milan and its Subsidiaries will have no further obligation or liability with respect to the determination of the applicable Milestone Payment.

(e) Except to the extent any portion of any Milestone Payment is required to be treated as imputed interest pursuant to applicable Law, the parties hereto agree to treat the CVRs and all Milestone Payments for all Tax purposes as consideration for shares of Company Common Stock and Company Options pursuant to the Merger Agreement, and the parties hereto will not take any position to the contrary on any Tax Return or for other Tax purposes except as required by applicable Law.

(f) Milan and the Rights Agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from any Milestone Payment otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made. Prior to making any such Tax deductions or withholdings or causing any such Tax deductions or withholdings to be made with respect to any Holder, the Rights Agent will, to the extent reasonably practicable, provide notice to the Holder of such potential Tax deduction or withholding and a reasonable opportunity for the Holder to provide any necessary Tax forms in order to avoid or reduce such withholding amounts; provided that the time period for payment of a Milestone Payment by the Rights Agent set forth in Section 2.4(a) or Section 2.4(b) will be extended by a period equal to any delay caused by the Holder providing such forms, provided, further, that in no event shall such period be extended for more than ten (10) Business Days, unless otherwise requested by the Holder for the purpose of delivering such forms and agreed to by the Rights Agent.

(g) Any portion of a Milestone Payment that remains undistributed to the Holders six (6) months after the Milestone Payment Date (including by means of uncashed checks or invalid addresses on the CVR Register) will be delivered by the Rights Agent to Milan or a person nominated in writing by Milan (with written notice thereof from Milan to the Rights Agent), and any Holder will thereafter look only to Milan for payment of such Milestone Payment (which shall be without interest).

(h) If any Milestone Payment (or portion thereof) remains unclaimed by a Holder two (2) years after the applicable Milestone Payment Date (or immediately prior to such earlier date on which such Milestone Payment would otherwise escheat to or become the property of any Governmental Authority), such Milestone Payment (or portion thereof) will, to the extent permitted by applicable Law, become the property of Milan and will be transferred to Milan or a person nominated in writing by Milan (with written notice thereof from Milan to the Rights Agent), free and clear of all claims or interest of any Person previously entitled thereto, and no consideration or compensation shall be payable therefor. Neither Milan nor the Rights Agent will be liable to any Person in respect of a Milestone Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Law.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a) CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs.

(b) CVRs will not represent any equity or ownership interest in Milan or any of its Subsidiaries or in the Surviving Corporation. The sole right of the Holders to receive property hereunder is the right to receive Milestone Payments, if any, in accordance with the terms hereof. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Milan or any of its Subsidiaries or of the Surviving Corporation.

Section 2.6 Ability to Abandon CVR.

A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by CVRs by transferring such CVR to Milan or a person nominated in writing by Milan (with written notice thereof from Milan to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by Milan of such transfer and cancellation. Nothing in this Agreement is intended to prohibit Milan or its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion.

Section 2.7 Share Consideration Cap.

The number of Milan Ordinary Shares underlying the Milan Depositary Shares to be issued pursuant to this CVR Agreement, when aggregated with the number of Milan Ordinary Shares underlying the Milan Depositary Shares issued as Share Consideration pursuant to Section 1.5(a)(ii) of the Merger Agreement shall not, in the aggregate, exceed the Share Consideration Cap, and, if the aggregate number of Milan Depositary Shares to be issued pursuant to Section 2.4(a) of this CVR Agreement would require the allotment and issuance of an aggregate number of Milan Ordinary Shares (underlying such Milan Depositary Shares) that, together with the aggregate number of Milan Ordinary Shares underlying the Milan Depositary Shares issued at Closing (collectively, the “Total Share Consideration”), otherwise exceed the Share Consideration Cap, then the number of Milan Depositary Shares to be issued pursuant to this CVR Agreement shall be appropriately reduced so that the Total Share Consideration does not exceed the Share Consideration Cap. For the avoidance of doubt, the Share Consideration Cap shall not operate to limit or restrict any NAVI Milestone Payment which is or becomes payable pursuant to this Agreement.

Section 2.8 Cash Consideration Cap.

The aggregate principal amount of all cash payments made to Holders by Milan as NAVI Milestone Payments pursuant to this CVR Agreement shall in no case exceed the Cash Consideration Cap. If the aggregate principal amount to be paid to Holders by Milan pursuant to Section 2.4(b) of this CVR Agreement would, together with the aggregate principal amount of any prior such cash payments, otherwise exceed the Cash Consideration Cap, then the applicable NAVI Milestone Payment shall be appropriately reduced so that the aggregate principal amount of such payment, together with any prior such cash payments, does not exceed the Cash Consideration Cap.

Section 2.9 Fractional Entitlements.

No fractional Milan Ordinary Shares or Milan Depositary Shares shall be issued in connection with the TIGIT Milestone Payment, and no certificates or scrip for any such fractional shares shall be issued. Any fractional share resulting from the application of the TIGIT Ratio shall be rounded down to the nearest whole share, with no cash being paid for any fractional share eliminated by such rounding.

ARTICLE 3

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities.

(a) The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by Milan to the Rights Agent during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought. Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.

(b) The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Milan or the Company. All rights of action under this Agreement may be enforced by the Rights Agent, any claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent will be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.

Section 3.2 Certain Rights of Rights Agent.

(a) The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.

(b) The Rights Agent may rely and will be protected by Milan in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by or on behalf of Milan.

(c) Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may (i) rely upon an Officer’s Certificate and (ii) incur no liability and be held harmless by Milan for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate.

(d) The Rights Agent may engage and consult with counsel of its selection, and the advice or opinion of such counsel will, in the absence of bad faith, gross negligence or willful misconduct on the part of the Rights Agent, be full and complete authorization and protection in respect of any action taken or not taken by the Rights Agent in reliance thereon.

(e) Any permissive rights of the Rights Agent hereunder will not be construed as a duty.

(f) The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.

(g) Milan agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable and documented costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Rights Agent’s gross negligence, bad faith or willful misconduct or breach of this Agreement.

(h) In addition to the indemnification provided under Section 3.2(g), Milan agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and Milan on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent for all reasonable and properly documented out-of-pocket expenses, including all Taxes (other than income, receipt, franchise or similar Taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement, except that Milan will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders, except in the case of any suit enforcing the provisions of Section 2.4(a), Section 2.4(b) or Section 3.2(g), if Milan is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit.

(i) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(j) The Rights Agent will not be deemed to have knowledge of any event of which it was supposed to receive notice hereunder but has not received written notice of such event, and the Rights Agent will not incur any liability for failing to take action in connection therewith, in each case, unless and until it has received such notice in writing.

(k) Subject to applicable Law, (i) the Rights Agent and any shareholder, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of Milan or become peculiarly interested in any transaction in which Milan may be interested, or contract with or lend money to Milan or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement, and (ii) nothing herein will preclude the Rights Agent from acting in any other capacity for Milan or for any other Person.

(l) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to Milan or the Company resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

(m) Milan shall perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(n) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by Milan only.

(o) The obligations of Milan under this Section 3.2 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by written notice to Milan. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least forty-five (45) days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Rights Agent.

(b) Milan will have the right to remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect. Such notice will be given at least forty-five (45) days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(c) If the Rights Agent resigns, is removed or becomes incapable of acting, Milan will promptly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if Milan fails to make such appointment within a period of forty-five (45) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.

(d) Milan will give notice to the Holders of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 7.2. Each notice will include the name and address of the successor Rights Agent. If Milan fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Milan.

(e) Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Majority of Holders, Milan will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(f) The Rights Agent will reasonably cooperate with Milan and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent.

Section 3.4 Acceptance of Appointment by Successor.

Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to Milan and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of Milan or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

ARTICLE 4

COVENANTS

Section 4.1 List of Holders.

Milan will furnish or cause to be furnished to the Rights Agent, in such form as Milan receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within fifteen (15) Business Days following the Closing Date.

Section 4.2 TIGIT.

(a) During the TIGIT Milestone Period, Milan will, and will cause its Subsidiaries to, use Diligent Efforts to obtain and receive the TIGIT Cash Payment upon execution of a License Agreement (as defined under the Celgene Collaboration Agreement).

(b) Notwithstanding anything to the contrary herein, Milan will not, and will cause its Subsidiaries to not, breach any of the material terms and conditions under the Celgene Collaboration Agreement that relate to the TIGIT Program, including Section 3.1.3 and Section 5.1.4(b).

(c) Except as expressly set forth in Section 4.2(a) and Section 4.2(b), none of Milan or any of its Subsidiaries shall have any obligation or liability whatsoever to any Person relating to or in connection with any action, or failure to act, with respect to the TIGIT Program, including in connection with any failure to receive the TIGIT Cash Payment.

Section 4.3 NAVI.

(a) During the First NAVI Period, Milan will permit the individuals associated with NAVI Sub and identified on Schedule A hereto (the “NAVI Team”) to use Diligent Efforts to (i) solicit third party interest with respect to a NAVI Agreement, such that the NAVI Sub or a third party, as applicable, will advance the NAVI Product, and (ii) recommend, by written notice to the chief executive officer of Milan, that Milan enter into discussions with one or more such third parties that have expressed interest with respect to a NAVI Agreement; provided that, notwithstanding anything to the contrary in this Agreement, Milan will have no obligation or liability to fund or otherwise support or incur any cost or expense relating to NAVI Sub or the NAVI Product in excess of the commitments provided for in Schedule C hereto (except in respect of clinical trials commenced prior to the date hereof). Milan will use Diligent Efforts to promptly and in good faith evaluate any expression of interest so recommended by the NAVI Team and will, if determined by Milan in good faith to be reasonably likely to result in a NAVI Agreement reasonably acceptable to Milan, use Diligent Efforts to negotiate (with the assistance of the NAVI Team, as requested by Milan) with the relevant third party, the definitive documentation for a NAVI Agreement.

(b) Except as expressly set forth in Section 4.3(a), none of Milan or any of its Subsidiaries shall have any obligation or liability whatsoever to any Person relating to or in connection with any action, or failure to act, by the NAVI Team, including in connection with any failure (i) to identify third parties or solicit acceptable third party expressions of interest or (ii) to enter into enter into a NAVI Agreement prior to the expiration of the First NAVI Period.

(c) The entry into a NAVI Agreement by Milan or any of its Subsidiaries (including NAVI Sub) shall be subject to, and contingent upon, a determination by the Milan Board, having consulted with outside counsel, that the NAVI Agreement is fair to, advisable and in the best interests of Milan and its shareholders. Without limiting the foregoing, neither Milan nor any of its Subsidiaries (including NAVI Sub) shall be compelled to enter into any investment agreement, stock sale agreement, or similar agreement with respect to NAVI Sub or the NAVI Product if, immediately following the execution of such agreement, Milan or one or more of its Subsidiaries (other than NAVI Sub) would hold less than nineteen-point-five (19.5%) of the issued and outstanding equity interests of NAVI Sub on a fully-diluted basis.

(d) For the avoidance of doubt (i) upon and following the entry into a NAVI Agreement, Milan and its Subsidiaries’ obligations, if any, with respect to NAVI Sub or the NAVI Product shall be set forth exclusively in such NAVI Agreement and Milan and its Subsidiaries shall have no obligation or liability to Holders with respect thereto, other than as expressly set forth herein, and (ii) Milan and its Subsidiaries shall not be required to enter into a NAVI Agreement or any other agreement with respect to NAVI Sub or the NAVI Product after the expiration of the First NAVI Period.

Section 4.4 Prohibited Actions.

Milan shall take no action for the principal purpose of (i) reducing the amount of any Milestone Payments payable under this Agreement or (ii) restricting Milan’s ability to pay any of the Milestone Payments hereunder.

ARTICLE 5

AMENDMENTS

Section 5.1 Amendments Without Consent of Holders or Rights Agent.

(a) Milan, at any time and from time to time, may unilaterally enter into one or more amendments to this Agreement for any of the following purposes, without the consent of any of the Holders or the Rights Agent:

(i) to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii) subject to Section 6.1, to evidence the succession of another person to Milan and the assumption of any such successor of the covenants of Milan outlined herein in a transaction contemplated by Section 6.1;

(iii) to add to the covenants of Milan such further covenants, restrictions, conditions or provisions for the protection and benefit of the Holders; provided that in each case, such provisions shall not adversely affect the interests of the Holders;

(iv) to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that in each case, such provisions shall not adversely affect the interests of the Holders;

(v) as may be necessary or appropriate to ensure that CVRs are not subject to registration under the U.S. Securities Act of 1933, as amended, or the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations made thereunder, or any applicable state securities or “blue sky” laws;

(vi) as may be necessary or appropriate to ensure that Milan is not required to produce a prospectus or an admission document in order to comply with applicable Law;

(vii) to cancel CVRs (i) in the event that any Holder has abandoned its rights in accordance with Section 2.6, (ii) in order to give effect to the provisions of Section 2.7 or (iii) following a transfer of such CVRs to Milan or its Affiliates in accordance with Section 2.2 or Section 2.3;

(viii) as may be necessary or appropriate to ensure that Milan complies with applicable Law; or

(ix) to effect any other amendment to this Agreement that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Agreement of any such Holder. Notwithstanding anything to the contrary contained herein, Milan and the Rights Agent may, but will not be obligated to, enter into any amendment that adversely affects, in any material respect, the Rights Agent’s own rights, duties, responsibilities or protections

(b) Promptly after the execution by Milan of any amendment pursuant to this Section 5.1, Milan will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.

Section 5.2 Amendments with Consent of Holders.

(a) In addition to any amendments to this Agreement that may be made by Milan without the consent of any Holder or the Rights Agent pursuant to Section 5.1, with the consent of the Majority of Holders, Milan and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders.

(b) Promptly after the execution by Milan and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Milan will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.

Section 5.3 Effect of Amendments.

Upon the execution of any amendment under this Article 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Upon the delivery of a certificate from an appropriate officer of Milan which states that the proposed supplement or amendment is in compliance with the terms of this Section 5, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

ARTICLE 6

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 6.1 Milan May Not Consolidate, Etc.

Milan shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

(a) the Person formed by such consolidation or into which Milan is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of Milan substantially as an entirety (the “Surviving Person”) shall expressly assume payment of amounts on all CVRs and the performance of every duty and covenant of this Agreement on the part of Milan to be performed or observed; and

(b) Milan has delivered to the Rights Agent an Officer’s Certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with this Article 6 and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 6.2 Successor Substituted.

Upon any consolidation of or merger by Milan with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 6.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, and shall assume all of the obligations of Milan under this Agreement with the same effect as if the Surviving Person had been named as Milan herein.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Notices to Rights Agent and to Milan.

All notices, requests and other communications (each, a “Notice”) to any party hereunder shall be in writing. Such Notice shall be deemed given (a) on the date of delivery, if delivered in person or by facsimile or e-mail (upon confirmation of receipt) prior to 5:00 p.m. in the time zone of the receiving party or on the next Business Day, if delivered after 5:00 p.m. in the time zone of the receiving party or (b) on the first Business Day following the date of dispatch, if delivered by FedEx or by other internationally recognized overnight courier service (upon proof of delivery), addressed as follows:

if to the Rights Agent, to:

Computershare Inc.

250 Royall Street

Canton, MA 02021

if to Milan, to:

Mereo BioPharma Group plc

4th Floor, 1 Cavendish Place

London WIG 0QF

Attention: General Counsel

Email: legal@mereobiopharma.com

with a copy, which shall not constitute notice, to:

Davis Polk & Wardwell London LLP

5 Aldermanbury Square

London EC2V 7HR

Attention: Simon Witty, Leo Borchardt, Michael Davis

Email: simon.witty@davispolk.com; leo.borchardt@davispolk.com; michael.davis@davispolk.com or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 7.2 Notice to Holders.

All Notices required to be given to the Holders will be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder at such Holder’s address as set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the sending of such Notice, if any, and will be deemed given on the date of mailing. In any case where notice to the Holders is given by mail, neither the failure to mail such Notice, nor any defect in any Notice so mailed, to any particular Holder will affect the sufficiency of such Notice with respect to other Holders.

Section 7.3 Entire Agreement.

As between Milan and the Rights Agent, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, notwithstanding the reference to any other agreement herein, and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.

Section 7.4 Merger or Consolidation or Change of Name of Rights Agent.

Any corporation or limited liability company or Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any corporation or limited liability company or other Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any corporation or limited liability company succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation or limited liability company or other entity would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 7.4.

Section 7.5 Successors and Assigns.

This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Holders, Milan and the Rights Agent and their respective successors and assigns. Except for assignments to its Affiliates and as provided in Section 7.4, the Rights Agent may not assign this Agreement without Milan’s prior written consent. Subject to Section 5.1(a)(ii) and Article 6 hereof, Milan may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more of its Affiliates or to any Person with whom Milan is merged or consolidated, or any entity resulting from any merger or consolidation to which Milan shall be a party (each, an “Assignee”); provided, however, that in connection with any assignment to an Assignee, Milan shall agree to remain liable for the performance by Milan of its obligations hereunder (to the extent Milan exists following such assignment). Milan or an Assignee may not otherwise assign this Agreement without the prior consent of the Majority of Holders. Any attempted assignment of this Agreement in violation of this Section 7.5 will be void ab initio and of no effect.

Section 7.6 Benefits of Agreement; Action by Majority of Holders.

Nothing in this Agreement, express or implied, will give to any Person (other than Milan, the Rights Agent, the Holders and their respective permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of Milan, the Rights Agent, the Holders and their permitted successors and assigns. The Holders will have no rights hereunder except as are expressly set forth herein. Except for the rights of the Rights Agent set forth herein, the Majority of Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.

Section 7.7 Governing Law.

This Agreement and the CVRs will be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such state.

Section 7.8 Jurisdiction.

In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof); (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 7.8; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; and (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 7.1 or Section 7.2 of this Agreement.

Section 7.9 WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.8.

Section 7.10 Severability Clause.

In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, is for any reason determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by applicable Law. Upon such a determination, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign upon forty-five (45) days’ written notice to Milan.

Section 7.11 Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any oral or written agreement or any other communication).

Section 7.12 Termination.

This Agreement will automatically terminate and be of no further force or effect and, except as provided in Section 3.2, the parties hereto will have no further liability hereunder, and the CVRs will expire without any consideration or compensation therefor, upon the earlier to occur of (i) payment by Milan of each of the TIGIT Milestone Payment and each NAVI Milestone Payment eligible to be attained and (ii) the expiration of each of the TIGIT Milestone Period and the NAVI Milestone Period. The termination of this Agreement will not affect or limit the right of Holders to receive the Milestone Payments under Section 2.4 to the extent earned prior to the termination of this Agreement, and the provisions applicable thereto will survive the expiration or termination of this Agreement.

Section 7.13 Force Majeure.

Notwithstanding anything to the contrary contained herein, none of the Rights Agent, Milan or any of its Subsidiaries will be liable for any delays or failures in performance resulting from acts beyond its reasonable control including acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

Section 7.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: singular terms will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(b) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(c) The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

(d) Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, United States, unless otherwise specified. The parties hereto and the Company have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and the Company and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

(e) All references herein to “$” are to United States Dollars.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

MEREO BIOPHARMA GROUP PLC

By:
Name:
Title:

COMPUTERSHARE INC.

By:
Name:
Title: